EXHIBIT (14)(b)

[LETTERHEAD OF DECHERT LLP]

June 26, 2003

VIA E-MAIL AND FIRST CLASS MAIL

Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, California 92660

Re:	2003 Pacific Life Select Performer 500 - NY and 2003 Pacific Select Exec III - NY

Dear Sir or Madam:

We hereby consent to the reference to this firm in the legal proceedings and legal matters section of the above prospectuses. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/    DECHERT LLP